UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

REALNETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1501 First Avenue South

Seattle, Washington 98134

September 20, 2019

Dear Shareholder:

I cordially invite you to attend the RealNetworks, Inc. 2019 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m., Pacific Time, on Thursday, October 31, 2019 on the sixth floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On September 20, 2019, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and fiscal 2018 annual report to shareholders. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT GLASER

Founder, Chairman and

Chief Executive Officer

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

October 31, 2019

at 10:00 a.m. Pacific Time

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Thursday, October 31, 2019 at 10:00 a.m., Pacific Time, on the sixth floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134 for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect Christopher R. Jones and Dawn G. Lepore as Class 1 directors, each to serve for a three-year term;

2.	To conduct an advisory vote to approve executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact any other business properly presented at the meeting.

You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on September 11, 2019. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at our principal executive offices located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

We encourage you to join us and participate in the meeting. If you are unable to do so, however, you have the option to vote in one of three ways:

A.	Online at www.envisionreports.com/RNWK, as described in the accompanying proxy statement;

B.	Call the toll-free telephone number shown on your proxy card; or

C.	Mail your signed proxy card (if you received a paper copy of the proxy materials by mail) as soon as possible in the envelope provided.

If your shares are held in the name of a broker, bank, or other holder of record, follow the instructions that you receive from that holder of record in order to properly vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

Seattle, Washington

September 20, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on October 31, 2019

Our proxy statement is attached. Financial and other information concerning RealNetworks is contained in our annual report to shareholders for the fiscal year ended December 31, 2018. The proxy statement and our fiscal 2018 annual report to shareholders are available at www.envisionreports.com/RNWK.

DIRECTIONS TO REALNETWORKS	inside back cover

REALNETWORKS , INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

2019 PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held October 31, 2019

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the proxy card. We have designated the following persons to serve as proxies for the annual meeting:

— Robert Glaser, Chief Executive Officer and Chairman of the Board; and

— Michael Parham, Senior Vice President, General Counsel and Corporate Secretary.

Why am I receiving these materials?

The Board of Directors of RealNetworks, Inc. is soliciting proxies for use at the Annual Meeting of Shareholders to be held on Thursday, October 31, 2019 at 10:00 a.m. Pacific Time, and for any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held on the sixth floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2018, including financial statements, were mailed on or about September 20, 2019, to all shareholders entitled to vote at the Annual Meeting.

What proposals will be voted at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•

The election of two Class 1 directors, Christopher R. Jones and Dawn G. Lepore, to serve for terms of three years, each until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	A non-binding, advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2018; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class 1 directors (Proposal 1);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 2); and

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for our current fiscal year (Proposal 3).

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on September 11, 2019, the record date, there were 38,065,705 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

Who is entitled to vote?

Shareholders holding shares of our common stock at the close of business on the record date may vote at the Annual Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” A shareholder of record is also referred to as a registered shareholder.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. On anything other than routine matters (such as a proposal to ratify an independent registered public accounting firm), your broker will not be able to vote your shares unless you give your broker specific voting instructions. As such, you must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1) and the proposal regarding an advisory vote on executive compensation (Proposal 2). We strongly encourage you to vote.

How do I vote?

Shareholders of record can vote by telephone, by the internet or by mail, as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote using any of the following methods:

(1)	Voting online by following the internet voting instructions at www.envisionreports.com/RNWK;

(2)	Calling 1-800-652-VOTE (8683) and voting by following the instructions provided on the phone line; or

(3)	Signing, dating and promptly mailing your proxy card in the enclosed postage-paid envelope, if you received proxy materials by mail;

(4)

In person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone, internet, or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the advisory vote on executive compensation, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the nominees to the board of directors, “FOR” the advisory vote on executive compensation, and “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

What vote is required to approve each item?

In the election of directors (Proposal 1), the two candidates for director who receive the highest number of affirmative votes will be elected if a quorum is present at the Annual Meeting. In the advisory vote on executive compensation (Proposal 2), and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 3), such proposals will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against such proposal and a quorum is present at the Annual Meeting.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2). Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Can I change or revoke my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at our principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting the proxies accompanying this proxy statement from shareholders will be borne by RealNetworks. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock. Your cooperation in promptly voting your shares and submitting your proxy by telephone, internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare.

When is our fiscal year end?

Our fiscal year ends on December 31. This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our most recently completed fiscal year and some information is provided as of a more current date.

How can shareholders make a proposal for the 2020 annual meeting?

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with our 2020 annual meeting of shareholders must deliver a copy of the proposal to our Corporate Secretary, at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2020 annual meeting has been changed by more than 30 days from the date of our 2019 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2020 annual meeting of shareholders that is not eligible or not intended for inclusion in our proxy statement must provide us with written notice, addressed to the Corporate Secretary at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2020 annual meeting has been changed by more than 30 days from the date of our 2019 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. The notice must also satisfy certain additional requirements specified in our bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the “Financial Information” section of our website at http://investor.realnetworks.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than nine members. Our Amended and Restated Articles of Incorporation provide that when the Board of Directors consists of four or more members, the directors will be divided into three classes (each class being as nearly equal in number as possible), with directors serving for staggered, three-year terms. The authorized number of directors is currently set at seven, with no current vacancies.

Our Class 1 directors, whose terms expire at the Annual Meeting, are Christopher R. Jones, Dawn G. Lepore, and Dominique Trempont. Mr. Trempont has determined not to stand for re-election at the Annual Meeting. The Board of Directors’ nominees for election by the shareholders at the Annual Meeting are the remaining Class 1 members of the Board: Mr. Jones and Ms. Lepore. If elected, Mr. Jones and Ms. Lepore will serve as directors until our annual meeting of shareholders in 2022, each until their respective successor is elected and qualified, subject to earlier resignation or removal. If these two individuals are elected, the Board of Directors will to have six members immediately following the Annual Meeting and, accordingly, the Board of Directors has determined to reduce the size of the Board to six directors, effective immediately following the Annual Meeting.

Mr. Jones and Ms. Lepore have been nominated by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, comprised of independent directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting.

The accompanying proxy will be voted FOR the election of Mr. Jones and Ms. Lepore to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as members of our Board if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable, or will decline, to serve as a director.

The Board has determined that each of Mr. Jones and Ms. Lepore is independent under the Nasdaq listing standards.

The name, age and certain background information regarding each member of our Board of Directors is set forth below. There are no family relationships among our directors or executive officers. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he or she is qualified to serve as a director, each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to RealNetworks and our Board.

Nominees for Director

Class 1 Directors

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Christopher R. Jones Age 50 Director since 2016	Mr. Jones serves as the SVP of Product for Amperity, Inc., a privately held company providing the world’s first intelligent customer data platform. Prior to joining Amperity, Mr. Jones spent over 25 years at Microsoft Corporation in leadership roles in product management and product development. As Engineering Director for Microsoft, a position he held from October 2015 to May 2018, he co-created Microsoft	Senior leadership experience Extensive experience in software engineering and development

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Healthcare NExT, an incubator created to accelerate healthcare innovation through artificial intelligence and cloud computing. From February 2000 to October 2015, he served as a Corporate Vice President in various business divisions at Microsoft, including OneDrive & SharePoint, Windows Services, and Windows, where he led the engineering teams for several Microsoft products, such as OneDrive and OneDrive for Business, SharePoint Online and SharePoint Server, Outlook.com and other consumer services, and Windows XP. Mr. Jones joined Microsoft in August 1991. Mr. Jones currently serves on the Board of Trustees of The Bush School. Mr. Jones holds a B.S. degree in mathematical and computational sciences from Stanford University.

Dawn G. Lepore Age 65 Director since 2013	Ms. Lepore served as interim Chief Executive Officer of Prosper Marketplace, Inc., a privately held peer-to-peer lending marketplace, from March 2012 to January 2013. She served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore spent 21 years at the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, holding several leadership positions, most notably Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration, and Chief Information Officer. She also served as a member of Schwab’s executive committee and as a trustee of SchwabFunds. Ms. Lepore previously served on the boards of directors of Quotient Technology Inc. from February 2012 to November 2017, AOL Inc. from October 2012 until its sale to Verizon Communications Inc. in July 2015, The TJX Companies, Inc. from June 2013 to June 2014, eBay Inc. from December 1999 to January 2013, and The New York Times Company from April 2008 to June 2011. She also currently serves, and in the past has served, on the boards of several privately held companies. Ms. Lepore holds a B.A. degree from Smith College.

Senior executive leadership and business strategy experience

Executive-level experience with technology companies

Significant experience, expertise and background with regard to business, accounting and financial matters

Experience through service as a director of public and private companies

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

Continuing Directors — Not Standing for Election This Year

The remaining members of our Board are Class 2 directors whose terms continue until 2020, and Class 3 directors whose terms continue until 2021:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Class 3 Directors

Bruce A. Jaffe Age 55 Director since 2015	Mr. Jaffe is a consultant and investor with Three Point Group, LLC, which he founded in 2008 and which focuses on early stage and growth technology companies. Mr. Jaffe previously served as President and Chief Executive Officer of Donuts Inc., a privately held registry operator of top-level domain names, from January 2017 through its sale to a private equity firm in November 2018. Mr. Jaffe served as Chief Financial Officer and EVP Corporate Development of Glam Media, a privately held media company, from May 2010 to December 2011. From June 1995 through February 2008, Mr. Jaffe held various positions at Microsoft Corporation, most recently serving as its Corporate Vice President, Corporate Development, where he managed M&A, investments, and strategic transactions. Mr. Jaffe serves as a director of several privately held companies. Mr. Jaffe holds a B.S. degree from UC Berkeley and an M.B.A. from the Stanford University Graduate School of Business.

Senior leadership experience, in the U.S. and Europe

Management advisory experience

Executive-level experience with global technology companies, including companies focused on networking, mobile and wireless communications

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Robert Glaser Age 57 Director since 1994	Mr. Glaser, founder of RealNetworks, currently serves as our Chief Executive Officer. He has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and served as Chief Executive Officer of RealNetworks from 1994 through January 2010, returning as interim CEO in July of 2012 and becoming permanent CEO in July 2014. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Experience with technology companies through service as a founder, investor, executive and director

Extensive historical knowledge of RealNetworks and the industries in which it operates

Management advisory experience

Class 2 Directors

Janice Roberts Age 63 Director since 2010	Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley. She serves as a Partner on the investment team of Benhamou Global Ventures, a venture capital firm, where she invests in early-stage, cross-border companies, including enterprise SaaS, AI-powered platforms, collaboration and IoT solutions. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund where she continued as a venture advisor until 2014. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation, a networking equipment company that was acquired by Hewlett Packard in April 2010, where she held various executive positions, most recently serving as President of 3Com Ventures and Senior Vice President Global Marketing and Business Development. Ms. Roberts managed a number of the new business initiatives at 3Com, including its Palm Computing subsidiary. Previously, Ms. Roberts was Managing Director and President of BICC Data Networks Ltd., a networking equipment company that was acquired by 3Com in 1992. Ms. Roberts’ early career was based in Europe and included various technology-related marketing and general management positions. Ms. Roberts serves on the boards of publicly traded companies: Zebra Technologies, an industry leader in enterprise asset intelligence providing solutions and services for real-time visibility of operations, since October 2013; Zynga, Inc., a leading developer of popular social and mobile games, since February 2017; and NETGEAR, Inc., a global provider of networking devices that power today’s smart home and small businesses, since February 2019. She served as a director of publicly traded ARM Holdings, Plc, a leading semiconductor IP company for mobile and consumer devices, from June 2011 until its acquisition by SoftBank Group Corporation in September 2016. Ms. Roberts serves as Co-Chair of GBx Global, an organization supporting entrepreneurship and technology businesses spanning the U.K. and U.S. She also sits on the advisory board of Illuminate Ventures. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the United Kingdom.

Senior leadership experience, in the U.S. and Europe

Management advisory experience

Executive-level experience with global technology companies, including companies focused on networking, mobile and wireless communications technologies, consumer and enterprise

Experience investing in and advising early- and later-stage companies

Experience through service as a director of public, private and nonprofit companies in the U.S., Europe and Asia, including service on audit, compensation, and nominating and governance committees of the board

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Michael B. Slade Age 62 Director since 2011	Mr. Slade is a co-founder of Second Avenue Partners, a provider of management, strategy and capital for early stage companies, where he has served as a partner since 2000. From 2005 to 2006, Mr. Slade served as a strategic advisor for RealNetworks. From 2002 to May 2007, Mr. Slade served as a director of aQuantive, Inc., a publicly traded digital marketing service and technology company that was acquired by Microsoft Corporation in May 2007. From 1998 to 2004, Mr. Slade served as a consultant and member of the executive team at Apple Inc. From 1993 to 1998, Mr. Slade was chairman of the board of directors and chief executive officer of Starwave Corp., a Paul Allen-funded startup that was sold to The Walt Disney Corp. From 1983 to 1992, Mr. Slade held various executive and leadership positions with technology companies including Microsoft Corporation, Central Point Software, NeXT Computer, Inc. and Asymetrix Corp. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from the Stanford University Graduate School of Business.

Senior executive leadership and business strategy experience

Management advisory experience

Executive-level experience with technology companies

Experience through service as a director of public and private companies

BOARD OF DIRECTORS & GOVERNANCE MATTERS

Our business is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Board Leadership Structure

Effective July 28, 2014, Mr. Glaser, the Chairman of our Board, was appointed as our Chief Executive Officer. He had previously served as interim CEO from July 2012 to July 2014 and as CEO from the founding of RealNetworks in February 1994 until January 2010. In maintaining Mr. Glaser’s position as Chairman, the Board has recognized the value of leveraging Mr. Glaser’s longtime leadership and knowledge of RealNetworks. In appointing Mr. Glaser as Chief Executive Officer, among other things, the Board determined that Mr. Glaser is best positioned to effectively identify and execute on our strategic priorities.

From October 2012 through October 2019, Dominique Trempont served as our lead independent director. Upon the expiration of Mr. Trempont’s term as a director, our Board of Directors has named Bruce Jaffe as our lead independent director, effective immediately following the Annual Meeting. As lead independent director, Mr. Trempont has been, and Mr. Jaffe will be, responsible for presiding over executive sessions of the independent directors, advising as to the quality, quantity and timeliness of the flow of information from management necessary for independent directors to effectively and responsibly perform their duties, coordinating the activities of the other independent directors, and acting as principal liaison between independent directors and management.

Our Board believes that its leadership structure consisting of a joint chairman and chief executive officer and a separate lead independent director gives the Board flexibility to meet varying business, personnel and organizational needs, and demonstrates its commitment to good corporate governance.

Director Independence

Our Board of Directors has determined that all of our directors other than Mr. Glaser are independent under the Nasdaq listing standards and the applicable rules promulgated by the SEC. Applying these same rules, our Board has determined that all members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent.

Arrangements Regarding Director Selection

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of our common stock.

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met eight times during our fiscal year ended December 31, 2018 and took action by unanimous written consent on two occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director. No incumbent member attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In addition, the Board has in the past and may in the future create special committees from time to time. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent.” Committee membership of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee as of September 11, 2019 was as follows:

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

Dominique Trempont* (Chair)	Janice Roberts (Chair)	Dawn Lepore (Chair)

Bruce Jaffe	Dawn Lepore	Janice Roberts

Christopher Jones	Dominique Trempont*

*

Mr. Trempont’s service on our Board committees will terminate when his term expires at the Annual Meeting. Effective on that date, Mr. Jaffe will succeed Mr. Trempont as Chair of the Audit Committee and Mr. Slade will join the Audit Committee.

Audit Committee. The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated each of Mr. Jaffe and Mr. Trempont as an Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. For 2018, all current members served on the Audit Committee for the entire year, with Mr. Trempont serving as chair the entire year. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Audit Committee met six times and acted by written consent zero times during the fiscal year ended December 31, 2018.

Compensation Committee. The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to RealNetworks’ executive officers and reviews general policy matters relating to employee compensation and benefits. For 2018, all current members served on the Compensation Committee for the entire year, with Ms. Roberts acting as chair the entire year. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Compensation Committee met five times and acted by written consent two times during the fiscal year ended December 31, 2018.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the authority to approve the consultant’s fees and retention terms. In 2018, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide analyses and make recommendations concerning executive and non-management director compensation.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. For 2018, Ms. Lepore and Ms. Roberts served on the Nominating and Corporate Governance Committee for the entire year, with Ms. Lepore acting as chair for the entire year. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met three times and acted by written consent zero times during the fiscal year ended December 31, 2018.

Compensation Committee Interlocks and Insider Participation

In 2018, the Compensation Committee was composed of Ms. Roberts, Ms. Lepore and Mr. Trempont for the entire year. In 2018, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

Board Oversight of Risk

Our management team is responsible for the day-to-day management of risks faced by RealNetworks, while the Board of Directors oversees our risk management, both as a full Board of Directors and through its committees. The Board obtains information and insight on risk management from our senior executives who attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board also gains information from presentations prepared by senior management on strategic and significant operational matters involving our business. The Board of Directors also periodically reviews and approves our strategic plans and initiatives, including the related expected opportunities and challenges facing the business and the execution of those plans.

The Board of Directors has delegated the oversight of certain risk areas to Board committees that assist the Board in fulfilling its risk oversight responsibility. For example, the Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these risks. The Audit Committee also monitors compliance with legal and regulatory requirements, reviews legal matters that could have a significant financial impact on RealNetworks and oversees the performance of our internal audit function. In addition, the Audit Committee monitors our code of ethics and oversees our procedures for handling employee complaints regarding accounting, accounting controls and auditing matters.

The Audit Committee also reviews the annual comprehensive enterprise risk assessment performed by our internal audit department that encompasses a number of significant areas of risk, including strategic, operational, compliance, investment and financial risks. This assessment process is designed to gather data regarding the most important risks that could impact our ability to achieve objectives and execute strategies and entails reviewing critical policies and strategies as well as monitoring emerging industry trends and issues. The assessment is reviewed by our Chief Executive Officer and Chief Financial Officer and presented to the Audit Committee to facilitate discussion of any high risk areas.

The Board of Directors has also delegated to other committees the oversight of risk within their areas of responsibilities and expertise. The Compensation Committee has primary responsibility for the compensation of our chief executive officer and reviews and approves the compensation of our executive officers. The Compensation Committee also reviews the relationship of executive compensation to our corporate strategies and business plans and, in connection with these responsibilities, conducts an annual review of our risk assessment of compensation policies and practices for our employees. The Nominating and Corporate Governance Committee oversees the risk associated with our corporate governance policies and practices. Each committee of the Board is responsible for reporting its findings and recommendations, as appropriate, to the full Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended our annual meeting of shareholders held on October 1, 2018.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is publicly available on our corporate website (http://investor.realnetworks.com under the caption “Corporate Governance”), or can be obtained without charge by written request to our Corporate Secretary at the address of RealNetworks’ principal executive office. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on our website at http://investor.realnetworks.com under the caption “Corporate Governance.”

Identification, Evaluation and Qualification of Director Nominees

In general, the Nominating and Corporate Governance Committee reviews director candidates identified by Board members and any third-party search firms engaged by the Committee as part of the director nomination process. The Committee will consider candidates presented, and those candidates that the Committee determines meet the criteria for serving will be interviewed and evaluated by members of the Committee, who will review each nominee’s qualifications and references and such other information as the Committee may deem relevant. The other directors and the third party search firm, if one is engaged, are also given the opportunity to meet with and interview the candidates. The Committee will then recommend to the full Board the nominees that it has determined best suit the Board’s needs. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings of shareholders.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for our directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to our current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long-term value to our shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, the Board recognizes the value of having a broad range of skills, expertise, contacts, industry knowledge, and diversity of opinion on our board. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve as one of our directors.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to our Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to our Corporate Secretary not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before we begin to print and mail our proxy materials. The notice must satisfy certain requirements specified in our Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Mr. Jones and Ms. Lepore. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Committee. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of our outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. If we change the date of our annual meeting by more than 30 days from the date on which the previous year’s annual meeting was held, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in our policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Communicating with the Board of Directors

Shareholders who wish to communicate with our Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of our Corporate Secretary at the address of our principal executive offices with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is our shareholder. All such communications will be reviewed by our Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to our business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon our Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will determine that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks’ management is aware will be disclosed to the Audit Committee. At least annually, management will elicit information from our executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chair of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of common stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 31, 2019 (the “table date”), information regarding beneficial ownership of our common stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of RealNetworks’ outstanding common stock, (b) each director, (c) our named executive officers, and (d) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 38,063,830 shares outstanding as of the table date. The mailing address for each executive officer and director in the table below is c/o RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding

Robert Glaser(2)	14,393,112	36.8%

Ariel Investments, LLC(3)	5,077,206	13.3%

Viex Capital Advisors LLC(4)	3,106,762	8.2%

Dimensional Fund Advisors LP(5)	2,506,551	6.6%

Bruce A. Jaffe(6)	111,844	*

Christopher R. Jones(7)	88,911	*

Dawn G. Lepore(8)	151,424	*

Janice Roberts(9)	187,678	*

Michael B. Slade(10)	249,477	*

Dominique Trempont(11)	158,665	*

Cary L. Baker(12)	196,880	*

Michael Parham(13)	290,223	*

William J. Patrizio(14)	0	*

Max Pellegrini(15)	723,393	1.9%

All directors and executive officers as a group (10 persons)(16)	16,551,607	40.5%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the table date, and restricted stock units, or RSUs, that will have vested within 60 days of the table date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

For Mr. Glaser, includes 459,101 shares of common stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 1,081,154 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 0 RSUs that are scheduled to vest within 60 days of the table date.

(3)

Information is based on a Schedule 13G/A filed with the SEC on August 9, 2019 by Ariel Investments, LLC. Ariel reported that as of July 31, 2019, it beneficially owned an aggregate of 5,077,206 shares of common stock and that its address is 200 E. Randolph Street, Suite 2900, Chicago, Illinois 60601.

(4)

Information is based on a Schedule 13G filed with the SEC on November 13, 2018 by VIEX Capital Advisors, LLC. VIEX reported that as of November 5, 2018, it beneficially owned an aggregate of 3,106,762 shares of common stock and that its address is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(5)

Information is based on a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP. Dimensional reported that as of December 31, 2018, it beneficially owned an aggregate of 2,506,551 shares of common stock and that its address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(6)

For Mr. Jaffe, includes 63,750 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 16,304 RSUs that are scheduled to vest within 60 days of the table date.

(7)

For Mr. Jones, includes 49,596 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 16,304 RSUs that are scheduled to vest within 60 days of the table date.

(8)

For Ms. Lepore, includes 90,520 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 16,304 RSUs that are scheduled to vest within 60 days of the table date.

(9)

For Ms. Roberts, includes 109,270 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 16,304 RSUs that are scheduled to vest within 60 days of the table date.

(10)

For Mr. Slade, includes 167,079 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 16,304 RSUs that are scheduled to vest within 60 days of the table date.

(11)

For Mr. Trempont, includes 109,791 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 16,304 RSUs that are scheduled to vest within 60 days of the table date.

(12)	For Mr. Baker, includes 125,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 0 RSUs scheduled to vest within 60 days of the table date.

(13)

For Mr. Parham, includes 278,598 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 0 RSUs that are scheduled to vest within 60 days of the table date.

(14)	Mr. Patrizio ceased to be an executive of RealNetworks in March 2018.

(15)

For Mr. Pellegrini, includes 681,250 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 0 RSUs that are scheduled to vest within 60 days of the table date.

(16)

For all directors and executive officers as a group (10 persons), includes an aggregate of 2,756,008 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 97,824 RSUs that are scheduled to vest within 60 days of the table date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all such reports they file. Specific due dates have been established by the SEC, and we are required to disclose any failure to file by those dates.

Based solely on our review of the copies of such reports received by us, and on written representations by our executive officers and directors, we believe that during fiscal 2018, all of our executive officers and directors and all of the persons known to us to own more than ten percent of our common stock, complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE COMPENSATION —

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers.

EXECUTIVE SUMMARY FOR 2018

Overview.    2018 was a solid year strategically for RealNetworks. Although financial goals were not achieved, we made progress on key growth initiatives, while enhancing margins and reducing operating expenses compared to the prior year. As management rigorously evaluated our products and services throughout 2018, the most promising growth initiatives were identified and the company ended the year poised for the commercialization of these key initiatives. As in prior years, management continues to focus on achieving meaningful growth and profitability. Chairman and Chief Executive Officer, Rob Glaser drove the company’s efforts, together with a strong senior leadership team comprised of Max Pellegrini, who was named President of RealNetworks in February 2018, Cary Baker, Chief Financial Officer, and Michael Parham, General Counsel.

In January 2019, we announced the acquisition of an additional 42% interest in Rhapsody International, Inc., operating under the Napster brand, bringing our aggregate ownership interest to 84%. Going forward, although Napster will continue to operate as an independent business, its financial results will be reported on a consolidated basis in the RealNetworks financial statements as of January 19, 2019. Bill Patrizio, formerly RealNetworks’ President of Consumer Media business, was named President and Chief Executive Officer of Napster in March 2018. Although not serving as an executive officer of RealNetworks at the end of fiscal year 2018, Mr. Patrizio is deemed a named executive officer of ours for 2018 pursuant to Item 402(a)(3)(iv) of Regulation S-K and, therefore, his 2018 RealNetworks compensation is reported in this Compensation Disclosure and Analysis and related tables. Mr. Patrizio’s 2018 Napster compensation is not reported herein as Napster, although an affiliate of ours, was an independent company of which RealNetworks held a 42% noncontrolling interest throughout 2018.

Aligning the compensation of our management team with our overall corporate strategy and growth plans, our compensation program is substantially performance-based and aims to encourage the performance necessary to drive growth and profitability for RealNetworks. In general, the compensation provided to our named executive officers in 2018 was consistent with compensation in prior years. Nevertheless, as reported in the Summary Compensation Table that follows this Compensation Discussion and Analysis, all of the company’s officers have 2018 total compensation that is lower than the total compensation reported for 2017, except for Mr. Pellegrini due to the grant date fair value of an equity award granted in connection with his February 2018 promotion; the value of that equity award is not available to Mr. Pellegrini, however, unless and until the award vests and the market price of our stock increases above the grant date closing price. Further, the total compensation value provided to all of the named executive officers, again as reported in the Summary Compensation Table, was below the median value provided by peer group companies.

Financial Results.     Our top-line financial results for 2018 were below expectations, although momentum towards strategic goals continues, and operating expenses for 2018 improved from the prior year, consistent with recent trends. Overall, our financial results reflect efforts to advance key growth initiatives, enhance profitability, and improve cost structure. Consolidated revenue decreased by 12% from 2017 when calculated in accordance with U.S. generally accepted accounting principles, or GAAP, which excludes revenue from discontinued operations. Operating expenses declined 3% over the prior year, and net loss from continuing operations increased from a loss of $17.4 million in 2017 to a loss of $25.0 million in 2018. Adjusted EBITDA increased from a loss of $12.0 million in 2017 to a loss of $16.3 million in 2018, as management evaluated our most promising initiatives and focused on partnership opportunities and optimal sales channels, and improved overall efficiencies. Adjusted EBITDA for 2018 consisted of GAAP net income (loss), excluding interest income (loss), income tax expense, gain on investments, equity in net loss of Napster, depreciation and amortization, acquisitions-related intangible asset amortization, stock-based compensation, restructuring and other charges, and lease exit and related charges.

Our incentive bonus program for 2018, which was primarily based on achievement against target revenue and contribution margin goals, paid out at a lower level than 2017 due to actual 2018 financial results, which missed our goals.

Management Team.     The executive compensation program is designed to aggressively drive company performance by encouraging successful execution of our growth and strategic initiatives.

Our named executive officers for 2018 include the following executive officers:

Robert Glaser	Founder, Chairman and Chief Executive Officer

Cary Baker	SVP, Chief Financial Officer and Treasurer

Michael Parham	SVP, General Counsel and Corporate Secretary

Massimiliano Pellegrini	President, RealNetworks

William Patrizio	Former President, Consumer Media of RealNetworks (until March 1, 2018)

Pay for Performance.    Our Compensation Committee supports a pay-for-performance philosophy, with the goal of having a substantial part of our executive compensation program consisting of performance-based compensation. This is reflected in our annual performance-based incentive bonus plan, which we also refer to as our Executive Bonus Plan, which provides eligible executives the opportunity to earn a bonus upon achieving pre-established performance objectives, all of which are weighted toward financial and strategic objectives of our businesses. In 2018, all of our named executive officers participated in the Executive Bonus Plan, except Mr. Patrizio as he left the company in March 2018 upon becoming President and Chief Executive Officer of Napster. Moreover, in a continuing effort to more closely align the interests of executives and shareholders and to conserve cash, the Compensation Committee determined that any payouts under the plan would be paid in the form of fully vested restricted stock units. The purpose of this structure was to preserve company cash and align the payment from the annual bonus plan with shareholder value.

Further in line with this pay-for-performance philosophy, since 2012, we have relied more on performance-related equity awards, as evidenced by the long-term performance-based option awards granted to Mr. Glaser in 2014, 2015 and 2016. These awards become eligible to vest only upon achievement of significant total shareholder return goals (subject to continued service). The performance-based options granted to Mr. Glaser in 2014 and 2015 expired unearned. In 2017 and 2018, the Compensation Committee granted time-based option awards for Mr. Glaser’s long-term equity awards, although the fair value of these awards were lower than the 2016 option award and the 2018 award was for both fewer shares and lower value than his 2017 option award.

Accordingly, actual compensation paid to our named executive officers varies with the company’s performance in achieving financial and strategic objectives and the executive’s individual performance. We believe that our emphasis on pay for performance provides appropriate incentive to our executives to achieve important business objectives of the company and better aligns the interests of our executives with that of our shareholders.

Please note that for 2018 we defined “contribution margin by reportable segment” as operating income (loss) including other income (expense) net, but excluding the impact of the following: depreciation and amortization; acquisitions related intangible asset amortization; stock-based compensation; restructuring and other charges; lease exit and related charges.

2018 Compensation Highlights.

Highlights relating to our named executive officers, generally:

•	All of our named executive officers for 2018 were also executive officers in the prior year.

•

All of our continuing executive officers, except for Mr. Glaser, were provided salary increases during 2018, with Mr. Pellegrini’s salary increasing in connection with the additional responsibility taken on with his February 2018 promotion, resulting in a 12.5% increase from his previous salary, and Messrs. Baker and Parham receiving 3% and 8% increases in August 2018 to recognize their experience and position relative to their individual labor markets.

•

In addition, 2018 incentive bonus payouts for named executive officers were significantly below target levels and lower than the prior year because we missed our 2018 financial objectives by more than in 2017.

•

Payouts of 2018 incentive bonuses were made to the named executive officers 100% in the form of fully vested RSUs rather than in cash in an effort to conserve the company’s cash and to more closely align the interests of executives with those of the company’s shareholders.

Highlights relating to our CEO:

•

Our CEO’s total compensation for 2018 was lower than 2017. His incentive bonus payout was lower than last year and well below target, and his long-term equity award was lower than in 2017 both in terms of the number of shares and their grant value. Base salary, which is subject to annual review by the Compensation Committee, remained the same, although the allocation between components changed, and it was below the median of our peer group.

•

Of the total value from equity awards granted to our CEO in 2018, 26% was directly performance based as it related to the payment of the 2017 incentive bonus (which has been reported as 2017 compensation); 60% was a long-term equity award granted as a stock option scheduled to vest over four years. We view these options as naturally performance-based because they only provide value to the CEO if our stock price increases above the closing price on the grant date; and the remaining 14%, or $75,000, was equity in the form of a stock option granted in lieu of cash salary for 2018, thus making a portion of his annual salary more performance-based and less guaranteed than if his salary had been paid solely in cash. There was no premium added to the option value when replacing the cash salary (i.e., $75,000 of salary for 2018 was granted as options in 2018). The company does not view the CEO’s salary replacement options as long-term incentive compensation, therefore we view 100% of the CEO’s equity compensation for 2018 as contingent on achieving a minimum stock price performance threshold.

•

Our CEO’s total direct compensation for 2018, comprised of salary, 2018 bonus, and equity awards, but excluding the 2017 bonus that was paid in a mix of cash and equity in early 2018, was lower than in 2017 and also below the median for peer group CEOs.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND ELEMENTS

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program provides the following three primary elements of compensation:

•

Base salary.    Our named executive officers receive base salary so that we can recognize them for their day-to-day contributions and provide competitive pay that encourages retention and recruitment. Base salaries are subject to annual review by our Compensation Committee.

•

Annual performance-based incentive bonus.    We establish a performance-based incentive bonus plan on an annual basis, under which our named executive officers each have an opportunity to earn a bonus, typically paid in cash (although this was not the case for 2018), upon achievement of certain performance objectives derived from the internal strategic plan we establish for the company each year. The bonuses are intended to motivate our executives to achieve our financial and strategic objectives. These bonuses are not guaranteed.

Bonuses in 2018 were below the target opportunity provided to each eligible named executive officer. Moreover, 2018 bonuses were paid 100% in the form of fully vested RSUs, exhibiting discipline from a cash management perspective and a desire to more closely align executives’ interests with shareholders.

Although the 2018 bonus was paid in the form of fully vested RSUs, these equity awards were not considered to be equity compensation from the company’s perspective as they were essentially cash-equivalent payments made pursuant to the Executive Bonus Plan. Further, although the grants that relate to the 2017 Executive Bonus Plan are reported in the “2018 Grants of Plan-Based Awards” table that follows this Compensation Discussion and Analysis, the value of those awards is not included in 2018 total compensation for our named executive officers as it was more appropriately included in 2017 total compensation.

•

Long-term equity compensation.    We provide equity-based compensation to our named executive officers to better align their interests with the interests of our shareholders as well as to motivate our officers to enhance the long-term performance of RealNetworks. Equity awards also are an important retention tool for us because the awards typically vest over a multi-year period. In July 2018, we executed a broad-based equity program to refresh the equity holdings of our employees worldwide, including our executive officers (except Mr. Glaser). In connection with this broad-based program, Mr. Baker and Mr. Parham were granted options to acquire 200,000 and 150,000 shares, respectively, vesting biannually over the four years following the grant date. Mr. Pellegrini was not granted an award pursuant to the broad-based program as he was granted a long-term equity award in connection with his February 2018 promotion. Mr. Pellegrini’s promotion award was an option to acquire 500,000 shares, vesting biannually over the four years following the grant date. Mr. Glaser’s 2018 long-term equity award was an option to purchase 350,000 shares, vesting 25% on the one-year anniversary and 12.5% every six months thereafter, for a total vesting period of four years. Mr. Glaser also was granted an option award in 2018 to acquire 54,466 shares, which was granted in lieu of $75,000 of cash salary. The company does not view this salary replacement option as part of Mr. Glaser’s long-term equity compensation.

These elements provide incentives to encourage our executives to appropriately balance their focus between our short-term and long-term strategic goals.

We believe that there are multiple, dynamic factors that contribute to the success of our businesses and the individuals that lead those businesses. Moreover, we recognize that our business and the industry in which we operate are constantly evolving and highly competitive in nature. Our approach to executive compensation, therefore, has been to avoid adopting a strict, formulaic structure and to instead allow for a more nuanced and customized system. Under our executive compensation program, we consider the needs of our businesses and our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our executive compensation packages also contain certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available, broad-based benefits. In general, we provide very limited executive perquisites, and we do not provide our executives with tax gross ups or supplemental retirement plans.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

The Roles of our Board, Compensation Committee and Chief Executive Officer.    Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our chief executive officer’s compensation. Our Compensation Committee reviews and recommends the chief executive officer’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our chief executive officer’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our chief executive officer provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the chief executive officer’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2018, our chief executive officer attended all Compensation Committee meetings at the request of the Committee. However, no executive officer was present for the portion of a Compensation Committee meeting during which his own compensation was discussed or determined.

The Role of the Compensation Consultant.    Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to RealNetworks and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups and Surveys.    In early 2016, with the oversight of our Compensation Committee, F.W. Cook performed an executive compensation review that included identifying a peer group of companies (the “2016 Peer Group”) to be used by us for the purpose of comparing our executive compensation to the market. This 2016 market analysis was used by the Compensation Committee to evaluate 2016, 2017, and 2018 executive compensation levels, including long-term equity incentive compensation.

The 22 companies in the 2016 Peer Group are publicly traded, U.S.-based software and media content companies, and were selected to reflect our smaller size following organizational changes around that time and, in our view, were competitors of ours for purposes of recruiting executive talent. The companies comprising the 2016 Peer Group are:

Angie’s List, Inc.	eGain	Rosetta Stone Inc.
Autobytel Inc.	Glu Mobile	SeaChange International, Inc.
Avid Technology, Inc.	Harmonic Inc.	Spark Networks, Inc.
Blucora, Inc.	Leaf Group (fka Demand Media)	TechTarget, Inc.
Blue Nile, Inc.	Limelight Networks, Inc.	Travelzoo Inc.
Brightcove Inc.	Marchex, Inc.	United Online, Inc.
Carbonite, Inc.	QuinStreet, Inc.	XO Group Inc.
DHI Group

We consider multiple data sources for assessing our compensation practices. Although we consider competitive market data regarding compensation in order to achieve our goals to recruit and retain our executives, we do not attempt to maintain a certain target percentile within a peer group, nor do we rely solely on such market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, for example, general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results.    We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2018 annual meeting of shareholders, which took place last October, our shareholders approved the compensation of our named executive officers as disclosed in our 2018 proxy statement by a vote of approximately 99% of the votes cast on the proposal. By the time that this vote was conducted, some of the decisions relating to the 2018 compensation of our executive officers had been made, so the 98% support of shareholders at the 2017 annual meeting was also considered. We highly value the input of our shareholders, and, the Compensation Committee, with input from F.W. Cook, has carefully considered the results of the 2018 say-on-pay vote and has engaged in discussions regarding shareholder outreach efforts. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2019 and future compensation programs for our executive officers.

2018 COMPENSATION

Chief Executive Officer Compensation

Upon recommendation of the Compensation Committee as advised by F.W. Cook and after considering the company’s compensation strategy, internal factors, performance, competitive factors and applicable regulatory requirements, Mr. Glaser’s compensation for 2018 was substantially consistent with the compensation package structure that he has had since returning to the CEO role in July 2014. For 2018, Mr. Glaser’s compensation package included (i) an annualized base salary of $525,000, which was supplemented with $75,000 worth of stock options; (ii) an annual incentive bonus opportunity equal to 100% of his annual cash base salary, payable upon the achievement of certain performance objectives set by the Board; (iii) a long-term equity award; (iv) severance arrangements as more fully described below; (v) certain perquisites, which for 2018 included facilities-related costs attributable to his personal assistant; and (vi) generally available employee benefits.

The annualized total compensation value targeted by the Compensation Committee for Mr. Glaser, assuming all bonus goals were achieved, was below the median for peer chief executives in F.W. Cook’s 2016 executive compensation review, and Mr. Glaser’s actual 2018 compensation was also below the median of the total compensation for chief executive officers in the 2016 Peer Group companies. Mr. Glaser’s 2018 equity compensation is viewed as performance based because it is in stock options, which require the stock price to increase after grant in order to deliver value, with an award covering 350,000 shares vesting over the four-year period following grant, and an option award to acquire 54,466 shares that was issued in lieu of $75,000 of cash salary. In 2018, Mr. Glaser also was granted a fully vested RSU award that was paid in lieu of cash pursuant to the 2017 incentive bonus plan and, therefore, which we consider to be part of his total 2017 compensation package. The 2018 incentive bonus was paid, in the form of fully vested RSUs, during the first quarter of 2019.

Salary Options.    Although Mr. Glaser’s intended base salary value was $600,000, consistent with prior years, the Compensation Committee determined that part of Mr. Glaser’s base salary would be provided as a stock option because the Compensation Committee believed that a higher proportion of his compensation should be related to the company’s performance. The stock option in lieu of salary for 2018, granted on January 31, 2018, covered 54,466 shares of our common stock with an exercise price equal to $3.10 per share, which was the closing price of our common stock on the date of grant, and because these were in lieu of a portion of annual salary, the salary replacement option vested ratably each month over the year until fully vested as of December 31, 2018, subject to Mr. Glaser’s continued employment with us through each such vesting date. This salary replacement option was granted pursuant to the 2005 Stock Incentive Plan, or 2005 Plan.

Annual Performance-Based Incentive Bonus.    The Board determined that Mr. Glaser would be eligible to participate in the 2018 Executive Bonus Plan, which is discussed in further detail below. His target bonus opportunity was equal to 100% of his cash base salary, based upon achievement of pre-established company revenue and contribution margin goals, and strategic goals, all of which are set forth in the discussion below. At the time of adoption of the 2018 Executive Bonus Plan, the Compensation Committee determined that any bonuses approved pursuant to the plan would be paid to executives in cash or in the form of fully vested RSUs, or some combination thereof. During the first quarter of 2019, the Board approved a bonus for Mr. Glaser, pursuant to the 2018 Executive Bonus Plan, equal to $186,375 or 35.5% of his annual cash base salary, all of which was payable in a number of fully vested RSUs calculated using the closing price of the company’s common stock on The Nasdaq Stock Market on February 15, 2019. The incentive bonus payout was lower than in the prior year because, as discussed in more detail below, neither of the financial goals was achieved, although the strategic goals, which comprised 50% of the bonus opportunity, were deemed partially achieved in large part by the Board and Compensation Committee (71% attainment).

Long-Term Equity Award.    On December 27, 2018, the Board, upon recommendation of the Compensation Committee, granted to Mr. Glaser a long-term option to purchase 350,000 shares of our common stock at an exercise price per share equal to $2.14, the closing price of our common stock on the grant date. The Compensation Committee viewed this as the “annual” portion of the equity award, with (i) the 2018 salary replacement option and (ii) the fully vested RSUs awarded in lieu of cash as payment of his 2017 incentive bonus, comprising the rest of his total 2018 equity awards. The 2018 long-term option is scheduled to vest over four years, with 25% vesting on the one-year anniversary of the grant date and 12.5% vesting every six months thereafter, subject to Mr. Glaser’s continued employment with us through each such vesting date. The option is exercisable for up to seven years from the grant date, unless earlier terminated, and was granted pursuant to the 2005 Plan.

Mr. Glaser’s long-term incentive value for 2018, excluding the salary replacement option and 2017 incentive bonus equity, was lower, in terms of dollar value, than in 2017, and was below the peer median. The Board’s goal in awarding this long-term equity was to provide strong incentive for Mr. Glaser to strategically drive the company toward its goals of growth and profitability, resulting in an increased stock price and, thus, higher value for shareholders. The Compensation Committee’s view is that Mr. Glaser’s annual equity was performance-based, since the long-term option requires an increase in stock price from the grant date in order to provide any value to Mr. Glaser.

The following table shows equity awards granted to Mr. Glaser in 2018, 2017 and 2016 based on the grant date fair value:

	Annual Equity Awards			Grants Outside the Annual Equity Award
	Performance- based Options	Time- based Options	Total Annual Equity	Current Year Salary Options	Total Equity Awards
2018	$—	$312,690	$312,690	$75,000	$387,690
2017	$—	$688,520	$688,520	$150,000	$838,520
2016	$852,000	$—	$852,000	$150,000	$1,002,000

(1)

Also in 2018, Mr. Glaser was awarded 56,477 fully vested RSUs as full payment of his 2017 incentive bonus. As described above, the incentive bonus has historically been paid in cash, however, for cash management purposes, the 2017 incentive bonus awards were paid to executives, including Mr. Glaser, 50% in cash and 50% in the form of fully vested RSUs. The 2018 incentive bonuses were paid 100% in the form of fully vested RSUs, such payout taking place during the first quarter of 2019. Even though paid partially or fully in equity, the Board of Directors does not consider equity awarded in connection with the executive bonus program to be part of an executive’s equity compensation.

Stock Ownership.    While he serves as our chief executive officer, Mr. Glaser is expected to hold shares of our common stock equal to at least ten times his annual base salary. Mr. Glaser continued to meet this stock ownership threshold for fiscal year 2018.

Base Salaries

Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy. The base salaries for our named executive officers were evaluated against data generated by F.W. Cook in its 2016 review. As a result of that assessment and other factors, Messrs. Baker and Parham received base salary increases of 3% and 8%, respectively, effective August 1, 2018. Mr. Pellegrini’s base salary was increased from $400,000 to $450,000 in connection with his promotion to President of RealNetworks, effective February 1, 2018, and to recognize his increased responsibilities and authority in his new role.

Annual Performance-Based Incentive Bonuses

In April 2018, the Compensation Committee established our 2018 Executive Bonus Plan, which is our performance-based incentive bonus program, in order to motivate and reward an individual’s annual contribution to company performance. The Executive Bonus Plan is administered pursuant to the 2005 Plan. The Executive Bonus Plan pays an annual bonus, historically in the form of cash, to executives based on the achievement of pre-established financial and strategic objectives consistent with our internal strategic plan previously established by the Board in consultation with management.

Continuing our commitment to conserve cash resources and to include an additional performance component to the bonus program, the Compensation Committee determined that the payouts approved under the 2018 Executive Bonus Plan would be paid 100% in the form of fully vested RSUs. In 2017 and 2016, bonuses were paid 50% in cash and 50% in equity, and in 2015 100% of the bonus was paid in equity. Because incentive bonuses have, for the predominant part of the company’s history, been paid only in cash and the primary purpose for payment in equity is cash preservation, the Compensation Committee considers payouts under the incentive bonus program to be part of the cash compensation package for executives. There has been no determination by the Compensation Committee as to what form future payouts under the incentive bonus program will take. Accordingly, for purposes of this Compensation Discussion and Analysis and the compensation tables that follow, we report bonus payouts, whether in cash or in the form of fully vested equity, in the year in which the bonus is earned rather than the year in which it is paid, and we do not consider these bonus equity grants to be part of an executive’s equity compensation.

Each of our named executive officers was eligible to participate in the 2018 Executive Bonus Plan, except for Mr. Patrizio, who relinquished his executive position at RealNetworks effective March 1, 2018 to become the President and Chief Executive Officer of Napster, in which the company held a 42% interest during 2018. Mr. Glaser had a target bonus opportunity equal to 100% of his annual cash base salary, and each of the other executives had a target bonus opportunity equal to 75% of his annual base salary although Mr. Pellegrini’s target bonus opportunity was increased to 100% in connection with his February 2018 promotion. The Compensation Committee reviewed the targets and deemed them appropriate based on internal equity considerations and the desire to emphasize teamwork to achieve the company’s performance objectives.

The following elements were applicable to our 2018 Executive Bonus Plan:

•

Performance Criteria — The performance criteria used to determine the annual bonuses for the participating named executive officers were revenue and contribution margin by reportable segment. The Compensation Committee’s philosophy is to establish performance goals for executives that reflect our strategy of producing financial results that (a) are in the interests of our company and shareholders, (b) have a degree of difficulty that the Compensation Committee considers to be challenging but achievable with significant effort and skill, and (c) require a high level of financial performance in the context of the present state of our business and the annual budget.

Consistent with this strategy, the Compensation Committee established revenue as a performance metric under the 2018 Executive Bonus Plan, representing 25% of the potential bonus, because it was a key element of our 2018 business plan and we consider revenue to be a key driver of our growth and success. For Messrs, Glaser and Baker, the revenue goal was based on total company revenue; for Messrs. Parham and Pellegrini, the revenue goal was based on company revenue excluding the Games business as these executives did not have regular oversight or responsibility for that business.

The Compensation Committee also established contribution margin as a performance metric under the 2018 Executive Bonus Plan, representing 25% of the potential bonus, in order to reward our executives for maintaining fiscal responsibility, continuing our efforts to reduce operating costs, and achieving profitability and therefore, like revenue, aligning the interests of plan participants with those of the company and its shareholders. Please note that contribution margin by reportable segment is a non-GAAP financial measure used by management, beginning in 2016, in reporting financial results and, for 2018, was defined by the company as operating income (loss) plus other income (expense) net, but excluding depreciation and amortization, acquisitions-related intangible asset amortization, stock-based compensation, restructuring and other charges, and lease exit and related charges.

Performance criteria for our named executive officers also included non-financial strategic goals intended to motivate each executive and the executive team as a whole to accomplish specific goals that would drive our growth and strong financial performance. These strategic goals, representing 50% of the potential bonus, included goals that were shared by the full executive team and goals that were specific to individual executives. The shared goals encompassed, in part, driving revenue growth, implementing successful commercial product launches, and achieving budget goals, and the individual goals generally related to leadership, collaboration and teamwork, and contribution to strategic outcome, with some goals tied directly to achievement of certain key performance indicators.

As stated above, Mr. Patrizio did not participate in the company’s 2018 Executive Bonus Plan as he transitioned to employment with Napster effective March 1, 2018.

•

Performance Targets and Actual Performance — Target performance goals for the financial criteria were set based on objectives in our internal strategic plan for 2018. The strategic plan for 2018 served as the basis for revenue and contribution margin targets under the Executive Bonus Plan. The following table shows the target and actual revenue and contribution margin goals that applied for 2018:

	Target*	2018 Actual *
Revenue Goals:
Company Revenue	$91.7M	$69.5M
Company Revenue, excluding Games business	$61.0M	$47.8M
Contribution Margin Goals:
Company Contribution Margin	$0.9M	($16.3M	)
Company Contribution Margin, excluding Games business	$0.9M	($12.1M	)

Actual performance against the strategic goals set for 2018 was assessed for each executive during the first quarter of 2019. The Compensation Committee determined that the strategic goals, which comprised 50% of total bonus opportunity, were achieved at 71% attainment for Mr. Glaser, 70% for Mr. Baker, 75% for Mr. Parham, and 71% for Mr. Pellegrini. The bonus payouts for all named executive officers was purely formulaic, based upon the achievement level.

•

Payout Structure — The overall payout structure ensured that there was no ability for participants in the 2018 Executive Bonus Plan to earn awards greater than target for contribution margin or revenue performance unless revenue or contribution margin performance, respectively, was at least at target, the rationale for which was to emphasize the need for both growth and operational discipline.

The payout mechanics of the 2018 Executive Bonus Plan based on financial metrics were as follows:

Revenue
Attainment	Incentive Payout(1)
<90%	No payout
90% - 100%	50 - 100%
100% - 120%+	100% - 200%

Contribution Margin
Attainment	Incentive Payout(2)

>$2M below budget	No payout

$2M below, up to budget	50 - 100%

Budget to >$2M above	100% - 200%

(1)	Payout based on revenue goals was capped at 100% unless the contribution margin reached 100%.

(2)	Payout based on contribution margin goals was capped at 100% unless the revenue attainment reached 100%.

Notwithstanding the performance and payout targets established under the 2018 Executive Bonus Plan, the Compensation Committee reserved the right to adjust performance and payout targets based on acquisitions or dispositions of assets and also decrease or eliminate an executive officer’s award before it was paid. Executive officers were required to be employed on the date award payments were made in order to be eligible to receive payment under the 2018 Executive Bonus Plan, except in the case of death or disability.

The dollar-equivalent payouts earned for performance under the 2018 Executive Bonus Plan were as follows:

Name	Target % Payout under 2018 Executive Bonus Plan (as a percentage of base salary)		Actual % Payout under 2018 Executive Bonus Plan (as a percentage of base salary)	Actual $ Payout under 2018 Executive Bonus Plan(1)
Rob Glaser	100%		35.5%	$186,375
Cary Baker	75%		35.0%	$86,406
Michael Parham	75%		37.5%	$87,305
Max Pellegrini (2)	75	% / 100%	35.5%	$155,314

(1)

Payouts were made in the form of fully vested RSUs, with Mr. Glaser being granted 56,477 RSUs, Mr. Baker 26,183 RSUs, Mr. Parham 26,456 RSUs, and Mr. Pellegrini 47,064 RSUs. Dollar values reported are equal to the grant date fair value of the RSUs awarded.

(2)	Mr. Pellegrini’s target payout was 75% for January and February 2018, and increased to 100% effective March 1, 2018 in connection with his promotion to President of RealNetworks.

Special Cash Bonus Awards

From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. We believe that these bonus awards are consistent with our overall executive compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address the needs of our businesses, which operate in a constantly evolving and highly competitive environment.

Discretionary Bonus.    In February 2018, in connection with his promotion to President of RealNetworks, the Compensation Committee awarded a discretionary bonus of $25,000 to Mr. Pellegrini in recognition of his assumption of more extensive responsibility and oversight of the company’s various businesses.

The Role of Long-Term Equity Awards

Because the value of an equity award is dependent on our stock price, our equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the long-term performance of RealNetworks. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient.

Consistent with the past several years, awards of stock options served as our primary equity vehicle for the 2018 executive compensation program. The rationale for this is to motivate executives to focus on increasing shareholder value.

2018 Option Awards.    On March 7, 2018, in connection with his promotion to President of RealNetworks, the Compensation Committee granted a time-based stock option to Mr. Pellegrini to acquire 500,000 shares of common stock with a per share exercise price equal to $3.43, the closing price of a share of our common stock on the grant date. The option is scheduled to vest over four years, with 12.5% vesting on the date that is six months after the grant date, subject to continued employment, then as to an additional 12.5% at the expiration of each successive six months of continued employment. This award is larger than a typical annual award for the role and includes an inducement to take on the enhanced leadership role, which is not expected to be continued at the same level in the future. The Compensation Committee believed that the award was appropriate as part of the compensation package to recognize Mr. Pellegrini’s promotion and increased responsibilities.

On July 26, 2018 the Compensation Committee granted a time-based stock option to each of Mr. Baker and Mr. Parham to acquire 200,000 shares and 150,000 shares, respectively, of common stock with a per share exercise price equal to $3.54, the closing price of a share of our common stock on the grant date. Each option is scheduled to vest over four years, with 12.5% vesting on the six-month anniversary of the grant date, subject to continued employment, then as to an additional 12.5% at the expiration of each successive six months of continued employment. The Compensation Committee believed that these awards were appropriate as part of the compensation package necessary to retain and motivate Mr. Baker and Mr. Parham.

Although Mr. Patrizio received no new equity awards in 2018, in connection with his transition from RealNetworks to Napster, the Compensation Committee approved the acceleration of vesting as of February 28, 2018 of an outstanding option as to 38,281 shares. The incremental value of this acceleration, calculated pursuant to generally accepted accounting principles, was $32,000.

See the section entitled “Chief Executive Officer Compensation” for a discussion of Mr. Glaser’s 2018 option awards. As discussed, he was granted an option valued at $75,000 in 2018 as a supplement to his cash salary, plus a long-term option that is scheduled to vest over four years. The option granted in December 2018 reflected the “annual” long-term incentive portion of Mr. Glaser’s 2018 compensation.

2018 Restricted Stock Units Awards.    In February 2018, each of our named executive officers was granted a number of fully vested RSUs as partial payment of the incentive bonuses approved pursuant to the 2017 Executive Bonus Plan. These RSU awards were solely related to performance by the executives in 2017 and, accordingly, the cash value of these awards was reported as compensation in the 2017 Compensation Discussion and Analysis and related compensation tables. Because these awards were granted in 2018, although for service in 2017, they are reported in the “2018 Grants of Plan-Based Awards” table that follows this discussion. However, for purposes of describing and analyzing 2018 compensation, these awards are not included; instead, this 2018 Compensation Discussion and Analysis includes a discussion of the payouts approved pursuant to the 2018 Executive Bonus Plan even though the RSUs granted that comprise these payouts were made in February of 2019. See the section under this Compensation Discussion and Analysis entitled “2018 Compensation — Annual Performance-Based Incentive Bonuses.”

Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control

Benefits.    Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees in the geographic region in which their customary employment is based. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years, or earlier upon attainment of retirement age (as defined by the plan) or death or disability while still employed by RealNetworks. Our executive officers are eligible to participate in the benefit programs described above on the same basis as our other employees.

Perquisites.    We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer. When hiring new executives, we may offer relocation benefits that are typically subject to prorated repayment if the executive voluntarily leaves his or her employment with RealNetworks other than for good reason (as defined in the offer letter) within 12 months of his or her start date. In 2018, for Mr. Glaser, we imputed $6,443 in costs associated with the occupancy of office space and parking in our headquarters building by Mr. Glaser’s personal assistant, and for Mr. Pellegrini, we reimbursed $2,749 of travel benefits in accordance with a provision in his offer letter, which such benefits were negotiated at the time of his hire. All of these amounts have been reported as taxable income to the respective executive and reported in the “Summary Compensation Table” that follows this discussion. Relocation benefits are subject to prorated repayment if the executive voluntarily leaves his employment with RealNetworks other than for good reason (as defined in the offer letter) within 12 months of his relocation. There were no other special benefits or perquisites provided to any other named executive officer in 2018.

Severance Benefits.    We have entered into arrangements with each of our named executive officers pursuant to which the executive may become entitled to receive severance benefits upon a qualifying termination of employment. Additionally, Mr. Glaser’s arrangements provide that if his employment terminates, but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in our group health plans or we may provide him with an annual cash payment equivalent to our premium cost for his participation in our group health plan. The terms of the severance benefits that each named executive officer is eligible to receive were negotiated with the executive at the time of his or her hire. The Compensation Committee believes that these severance benefits are appropriate in order to provide competitive compensation and enable the company to recruit and retain talented executives.

Severance and Change in Control Benefits.    We entered into a severance agreement with Mr. Glaser pursuant to which he is eligible to receive certain severance benefits upon a qualifying termination in connection with a change in control. With all of our other named executive officers, we have agreed to “double-trigger” change in control and severance arrangements (the “CIC Agreements”). These agreements were entered into in order to encourage the retention and commitment of these executives during times of leadership transition and restructuring activities. Each of our executives has entered into a CIC Agreement in connection with his or her hire, or promotion. The Compensation Committee may request F.W. Cook to review peer practices and market data with respect to change in control and severance practices. The Compensation Committee last reviewed our change in control severance practices as compared to our peers, including the results of a study of peer practices compiled by F.W. Cook in August 2012 and determined that our practices in this regard were in line with those of our peers.

Our CIC Agreements provide for severance benefits if the employment of the executive is terminated without “cause” or such executive resigns for “good reason” (as such terms are defined in the CIC Agreement) during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control. In addition, under our equity incentive plans, our executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executive’s full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction.

The severance and change in control arrangements are described in further detail in the section below entitled, “2018 Potential Payments Upon Termination of Employment of Change-in-Control.”

Tax and Accounting, and Governance Considerations

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986 generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions.

The Tax Cuts and Jobs Act (the “Act”), which was enacted on December 22, 2017, includes a number of significant changes to Section 162(m), such as the repeal of the qualified performance-based compensation exemption and the Act broadens the application of the deduction limit to additional executive officers who previously were exempt from such limit. As a result of these changes, except as otherwise provided in the transition relief provisions of the Act, compensation paid to any of our covered executives generally will not be deductible in 2018 or future years, to the extent that it exceeds $1 million.

Our Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to seek to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. However, due to the scope and application of 162(m) under the Act, we cannot guarantee that any compensation in excess of $1 million paid to our covered executives after 2017 will be or will remain exempt from Section 162(m).

Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award.

Compensation Risk Assessment.    Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, divisional and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term growth, which we believe will ultimately contribute to the creation of shareholder value.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2018 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2019 annual meeting of shareholders.

The Compensation Committee

of the Board of Directors

Janice Roberts, Chair

Dawn G. Lepore

Dominique Trempont

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal Years 2018, 2017 and 2016

The table below sets forth compensation information for the individuals who served as our chief executive officer and chief financial officer during 2018, and our three most highly compensated executive officers, other than our chief executive officer or chief financial officer, two of whom served as executive officers as of December 31, 2018 and one of whom no longer served as an executive officer of RealNetworks as of December 31, 2018. We refer to these five individuals throughout this report as our “named executive officers” for 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Robert Glaser	2018	525,000	—	—	387,254	186,375	8,249	1,106,878
Founder, Chairman and Chief Executive Officer	2017	450,000	—	—	838,519	274,500	8,740	1,571,759
	2016	450,000	—	—	1,002,000	200,000	7,216	1,659,216

Cary Baker	2018	329,667	—	—	217,220	86,406	4,455	637,248
Senior Vice President, Chief Financial Officer and Treasurer	2017	216,667	100,000	—	239,200	101,563	34,845	692,275

Michael Parham	2018	310,417	—	—	162,915	87,305	5,415	566,052
Senior Vice President, General Counsel and Corporate Secretary	2017	300,000	—	—	—	154,125	4,065	458,190
	2016	300,000	25,000	—	233,586	100,000	4,065	662,651

Massimiliano Pellegrini	2018	445,833	25,000	—	518,400	155,314	7,840	1,152,387
President, RealNetworks	2017	400,000	—	—	—	165,600	9,949	575,549
	2016	400,000	87,000	—	432,938	185,190	8,113	1,113,241

William Patrizio(6)	2018	66,667	—	—	32,000	—	3,551	102,218
Former President, Consumer Media	2017	400,000	—	—	—	300,000	5,856	705,856
	2016	115,384	100,000	88,600	406,000	75,000	2,742	787,726

(1)

For Mr. Glaser, as discussed in further detail in the Compensation Discussion and Analysis in the section entitled “2018 Compensation — Chief Executive Officer Compensation,” beginning in 2018, the Compensation Committee approved a change in allocation of cash salary versus salary replacement option from $450,000 in cash with a salary replacement option valued at $150,000, to $525,000 in cash with a salary replacement option valued at $75,000, but remaining consistent with prior years with total base salary value of $600,000. For Mr. Baker and Mr. Parham, the 2018 amount reflects an August 1, 2018 salary increase of 3% and 8% respectively. For Mr. Pellegrini, the 2018 amount reflects a salary increase from $400,000 to $450,000 in connection with his February 1, 2018 promotion. For Mr. Patrizio, the 2018 reflects the portion of his 2018 annual base salary of $400,000 that was earned from January 1, 2018 through the termination of his employment with RealNetworks effective March 1, 2018.

(2)	For Mr. Pellegrini, the 2018 bonus amount represents a discretionary bonus awarded by the Compensation Committee in connection with his February 1, 2018 promotion to President of RealNetworks.

(3)

The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted or modified in the year shown pursuant to our 2005 Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 1 and Note 14 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.

(4)

The amounts reported represent incentive bonus compensation that is based on performance in the year shown. This performance-based incentive bonus compensation is discussed in further detail in the Compensation Discussion and Analysis in the section entitled “2018 Compensation — Annual Performance-Based Incentive Bonuses.” The bonuses determined to be payable pursuant to the 2018

Executive Bonus Plan were paid, in 2019, 100% in the form of fully vested RSUs, with Mr. Glaser being granted 56,477 shares, Mr. Baker 26,183 shares, Mr. Parham 26,456 shares and Mr. Pellegrini 47,064 shares pursuant to fully vested RSUs. The bonuses paid in the form of fully vested RSUs were treated as stock-based compensation pursuant to Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Bonus payouts pursuant to the 2017 Executive Bonus Plan were paid 50% in cash and 50% in the form of fully vested RSUs during the first quarter of 2018, and bonus payouts pursuant to the 2016 Executive Bonus Plan were also paid 50% in cash and 50% in the form of fully vested RSUs during the first quarter of 2017.

(5)

All other compensation generally consists of RealNetworks’ 401(k) company match of up to $4,125 and life insurance premiums paid by RealNetworks for the benefit of the named executive officer. For Mr. Glaser, however, all other compensation also includes $6,443 for office space and parking for Mr. Glaser’s personal assistant. For Mr. Pellegrini, all other compensation also includes $2,749 for the reimbursement of personal travel expenses pursuant to the terms of his offer letter as described in the Compensation Discussion and Analysis in the section entitled “2018 Compensation—Perquisites.”

(6)

Mr. Patrizio left RealNetworks effective March 1, 2018 in conjunction with being named President and Chief Executive Officer of Rhapsody International, Inc., d/b/a Napster, which was an affiliate of RealNetworks during 2018. RealNetworks acquired an additional interest in Napster in January 2019, bringing its aggregate interest to approximately 84% of Napster’s outstanding equity.

CEO Pay Ratio

For 2018:

•	The annual total compensation of the employee identified at the median of our company (other than our CEO), was $57,383; and

•	The annual total compensation of our CEO was $1,106,878.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Glaser, our CEO, to the median of the annual total compensation of all employees was estimated to be 19 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For our 2018 ratio, we used the median employee identified pursuant to our 2017 identification process, as we believe the changes to our employee population and compensation have not significantly impacted our ratio. For 2017, to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

We determined that, as of November 30, 2017, our employee population consisted of approximately 480 individuals globally. We selected November 30, which is within the last three months of 2017, as the date upon which we would identify the “median employee,” because it allowed us to make such identification in a reasonably efficient and economical manner given the global scope of our operations.

•

We included all of our full-time, part-time, and temporary employees globally. The compensation of all newly hired permanent employees was annualized based on the compensation received during this period.

•	Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates applicable on November 30, 2017. We did not make any cost of living adjustments.

•

To identify the “median employee” from our employee population, we collected total cash compensation for each employee, including annual base salary and bonus paid during the period, as applicable, for 2017.

2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2018 with respect to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards # of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Rob Glaser	—	$131,250	$525,000	$787,500
	01/31/18								54,466	$3.10	$74,564
	02/28/18							49,370		—	$137,249
	12/27/18								350,000	$2.14	$312,690

Cary Baker	—	$61,719	$246,875	$370,313
	02/28/18							18,266		—	$50,779
	07/26/18								200,000	$3.54	$217,220

Michael Parham	—	$58,203	$212,813	$349,219
	02/28/18							27,720		—	$77,062
	07/26/18								150,000	$3.54	$162,915

Max Pellegrini	—	$106,250	$425,000	$637,500
	02/28/18							29,784		—	$82,800
	03/07/18								500,000	$3.43	$518,400

William Patrizio	02/28/18							53,956		—	$149,998

(1)

The amounts reported in these columns represent the threshold, target and maximum amounts of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2018 performance. The actual payouts approved for 2018 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “2018 Compensation — Annual Performance-Based Incentive Bonuses.” The bonus payouts approved pursuant to the 2018 Executive Bonus Plan were paid, during the first quarter of 2019, 100% in the form of fully vested RSUs.

(2)

The number of securities reported in this column represent restricted stock units or nonqualified stock options granted under the 2005 Plan and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at December 31, 2018” table. The per share exercise price of the stock options is equal to the closing price of a share of RealNetworks’ common stock on the date of grant

(3)

The dollar amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in 2018 pursuant to the 2005 Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718) rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 1 and Note 14 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks’ common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

(4)

The option granted to Mr. Glaser on January 31, 2018, having a grant date fair value of $75,000, represents his annual salary replacement option, which vests monthly over the fiscal year and which is described in more detail in the section of the Compensation Discussion and Analysis entitled “2018 Compensation — Chief Executive Officer Compensation — Salary Options.” The option granted to Mr. Pellegrini on March 7, 2018 was in connection with his promotion and is scheduled to vest over four years, with 12.5% of the option vesting on each six-month anniversary of the grant date. The options granted to Mr. Baker and Mr. Parham on July 26, 2018 are scheduled to vest over four years, with 12.5% of the options vesting on each six-month anniversary of the grant date.

(5)

The stock awards reported for all executives represent fully vested restricted stock units that were granted in lieu of cash as payout pursuant to the 2017 Executive Bonus Plan. Each of these share-based payments is described in more detail in the section of the Compensation Discussion and Analysis entitled “2018 Compensation — Annual Performance-Based Incentive Bonuses.”

Outstanding Equity Awards at Fiscal Year End December 31, 2018

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2018. The market value of the RSUs is based on the closing price of RealNetworks common stock on the NASDAQ Stock Market on December 31, 2018, which was $2.31.

		Option Awards								Stock Awards
Name(1)	Vesting Commence- ment Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Glaser	12/31/2012	105,000	(2)	—				7.56	12/31/2019
	12/24/2013	500,000	(4)	—				7.90	12/24/2020
	01/17/2014	37,025	(2)	—				7.73	01/17/2021
	07/28/2014	39,173	(3)	—				7.79	07/28/2021
	01/22/2015	45,398	(3)	—				6.78	01/22/2022
	01/26/2016	87,714	(3)					3.68	01/26/2023
	12/22/2016			—		400,000	(5)	4.87	12/22/2023
	01/26/2017	63,675	(3)	—				5.40	01/26/2024
	12/15/2017	100,000	(7)	300,000	(7)			3.94	12/15/2024
	01/31/2018	54,466	(3)	—				3.10	01/31/2025
	12/27/2018	—		350,000	(7)			2.14	12/27/2025
Cary Baker	05/11/2017	75,000	(7)	125,000	(7)			4.29	05/11/2024
	07/26/2018	25,000	(4)	150,000	(4)			3.54	07/26/2025
Michael Parham	12/06/2016	121,098	(6)	—				4.73	12/06/2023
	12/06/2016	120,000	(7)	—				4.73	12/06/2023
	07/26/2018	18,750	(4)	131,250	(4)			3.54	07/26/2025
Bill Patrizio	10/03/2016	125,781	(9)	224,219	(9)			4.43	10/03/2023
Max Pellegrini	12/06/2016	350,000	(6)	—				4.73	12/06/2023
	12/06/2016	43,750	(6)					4.73	12/06/2023
	12/06/2016	87,500	(8)	12,500	(8)			4.73	12/06/2023
	03/07/2018	125,000	(4)	375,000	(4)			3.43	03/07/2025

(1)

For better understanding of this table, we have included an additional column showing the date on which the stock option grant commenced vesting, subject to (a) continuation of employment (or service) with the company through the applicable vesting dates and (b) applicable performance conditions, if any, as indicated in footnotes (2) through (11) below.

(2)	The award was vested in full on the grant date.

(3)

Options vested monthly over the fiscal year in which the option is granted, subject to continued employment with the company through the applicable vesting dates, and were fully vested on December 31 of such year.

(4)

Options vest at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award becomes fully vested on the four-year anniversary of the vesting commencement date subject to continued employment with the company through the applicable vesting dates.

(5)

The option becomes eligible to vest and exercisable only in the event of attainment of certain target total shareholder return objectives within three years of the grant date. Upon achievement of such total shareholder return, or TSR, objectives, the option vests in equal monthly installments over four years from the grant date, with retroactive vesting upon achievement of the TSR objectives, subject to continued service to the company through the applicable vesting dates.

(6)	Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option is now fully vested.

(7)

Options vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% every six months thereafter, subject to the recipient’s continued service to the company through the applicable vesting dates, such that the award becomes fully vested on the four-year anniversary of the vesting commencement date.

(8)

Pursuant to the terms of the 2016 shareholder-approved option exchange program, the option vested as to 31,250 shares on each of 6/06/17 and 12/06/17, vested as to 12,500 shares on each of 6/06/18 and 12/06/18, and vests as to 12,500 shares on 6/06/19, subject to the recipient’s continued service to the company through the applicable vesting dates.

(9)

Option vests at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% every six months thereafter; in connection with his transition from RealNetworks to Napster, the Compensation Committee approved the acceleration of vesting as to 38,281 shares as of February 28, 2018, and the extension of the post-employment exercise period until February 28, 2021.

2018 Option Exercises and Stock Vested

The following table provides information regarding restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2018. None of our named executive officers exercised any option awards during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Rob Glaser	—	—	49,370	137,249
Cary Baker	—	—	18,266	50,779
Michael Parham	—	—	27,720	77,062
Bill Patrizio	—	—	53,956	149,998
Max Pellegrini	—	—	29,784	82,800

(1)

Represents the number of shares vesting (including shares withheld to cover taxes) multiplied by the fair market value of RealNetworks’ common stock on the vesting date. For all executives, except Mr. Baker who was not employed by RealNetworks on the relevant grant date, the stock award disclosed was granted as restricted stock units in lieu of cash as the bonus payout approved pursuant to the 2017 Executive Bonus Plan.

2018 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2018, (2) the price per share of our common stock was $2.31, which was the closing market price on December 31, 2018, and (3) that all cash payments are made in a lump sum.

		Not in Connection with a Change in Control	In Connection with a Change in Control
Name	Benefit	Termination Without Cause($)	Termination Without Cause or For Good Reason($)	Voluntary Termination($)	Death($)	Disability($)

Rob Glaser	Severance	2,100,000	2,100,000	—	—	—
	Bonus	186,375	525,000	—	—	—
	Equity award vesting acceleration	—	—	—	—	—

Cary Baker	Severance	355,000	632,109	—	—	—
	Bonus	86,406	—	—	86,406	86,406
	Equity award vesting acceleration	—	—	—	—	—

Michael Parham	Severance	325,000	406,250	—	—	—
	Bonus	—	304,687	—	154,125	154,125
	Equity award vesting acceleration	—	—	—

Bill Patrizio(1)	Severance	—	—	—	—	—
	Bonus	—	—	—	—	—
	Equity award vesting acceleration	32,000	—	—	—	—

Max Pellegrini	Severance	450,000	907,971	—	—	—
	Bonus	155,314	—	—	165,600	165,600
	Equity award vesting acceleration	—	—	—	—	—

(1)	Mr. Patrizio departed from RealNetworks on March 1, 2018, when he was named President and Chief Executive Officer of Rhapsody International, Inc. d/b/a/ Napster, an affiliate of ours.

Benefits Not In Connection With A Change in Control

Pursuant to his CEO severance agreement, in the event that, other than during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, either his employment is terminated without cause or he resigns for good reason, Mr. Glaser is eligible to receive (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a payment equal to the amount of bonus that he otherwise would have received pursuant to the bonus plan in which he participated at the time of his termination based on actual performance, had he remained employed through the end of the performance period, and (iii) up to 18 months of COBRA coverage. These severance benefits are subject to Mr. Glaser entering into a separation agreement and release of claims in favor of the company and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Pursuant to their offer letters, Mr. Baker and Mr. Pellegrini are each eligible to receive 12 months of salary (in lump sum or monthly payments as determined by the company) and prorated bonus in lump sum, plus an equivalent period of COBRA coverage, in the event that his employment is terminated without cause other than in connection with a change in control event. For each of Mr. Pellegrini and Mr. Baker, the prorated bonus severance would be in an amount equal to actual performance (but in any case not less than 37.5% of base salary in the case of Mr. Pellegrini and 30.0% in the case of Mr. Baker) prorated to reflect his period of employment during the year in which the termination of his employment occurs.

Pursuant to his offer letter, Mr. Parham is eligible to receive 12 months of salary plus 12 months of COBRA coverage in the event that his employment is terminated without cause other than in connection with a change in control event.

Pursuant to his RealNetworks offer letter (which terminated in connection with his transition to employment with Napster), Mr. Patrizio was eligible to receive 18 months of salary and prorated bonus (in lump sum or monthly payments as determined by the company), plus 12 months of COBRA coverage, in the event that, prior to the three-year anniversary of his start date, his employment was terminated without cause other than in connection with a change in control event; subsequent to the three-year anniversary of his start date, however, he was eligible to receive 12 months of salary and prorated bonus, plus an equivalent period of COBRA coverage.

The above severance benefits are subject to the individual entering into a customary separation agreement and release of claims in favor of the company.

In addition, each of Messrs. Baker’s and Pellegrini’s, and, formerly, Mr. Patrizio’s, offer letters provides that upon a termination without cause other than in connection with a change in control, the executive will receive one year of accelerated vesting of any unvested, non-performance-based stock options. For Mr. Parham, certain equity awards that he holds provide for partial vesting acceleration upon his termination by us other than for cause. Specifically, for awards granted prior to November 30, 2012, if we terminate his employment for any reason other than for cause, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months, provided that the executive executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination.

Mr. Glaser’s severance agreement provides that, if his employment terminates but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in our group health plans or we may provide him with an annual cash payment equivalent to our premium cost for his participation in our group health plan.

Benefits In Connection With A Change in Control

The CEO severance agreement provides that if, during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, Mr. Glaser’s employment is terminated without cause or he resigns for good reason, then he will receive (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a lump sum payment equal to his then-current target bonus, prorated to reflect his period of employment during the applicable performance period, (iii) full acceleration of the vesting of any unvested, non-performance-based equity awards, and (iv) up to 18 months of COBRA coverage. These severance benefits are subject to Mr. Glaser entering into a release of claims in favor of the company and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Mr. Glaser’s performance-based options that were granted to him in December 2015 and 2016 provide that in the event of a change in control, as defined in Mr. Glaser’s severance agreement, while the performance options are outstanding but prior to the achievement of the relevant TSR Goal, if the TSR Goal otherwise would be deemed achieved as measured by substituting for the trailing 90-day average stock price, the fair market value of our common stock immediately prior to the change in control (as adjusted to reflect any dividends), then the TSR Goal will be deemed achieved as of such date. If a change in control had occurred on December 31, 2018, and the price per share of our common stock was $2.31, which was the closing market price on December 31, 2018, none of the shares subject to any of the performance-based options would have become vested.

The CIC Agreements between RealNetworks and each of our named executive officers, except Mr. Glaser, provide that the executive would receive certain payments in the event of his or her termination of employment under certain circumstances. Specifically, in the case of Messrs. Baker or Pellegrini, and, formerly, Mr. Patrizio, if his employment is terminated without cause or he resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, then he is entitled to receive 150% of his base salary, 150% of his prorated bonus,12 months of acceleration of equity awards, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 12 months of reimbursement of COBRA coverage (or up to 18 months of COBRA in the case of Mr. Patrizio). In the case of Mr. Parham, if his employment is terminated without cause or he resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the company and ending 12 months after the change in control, then he is entitled to receive 125% of his base salary, 125% of his target bonus or his prorated target bonus for any partial bonus period, full acceleration of equity awards granted after February 1, 2010, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 18 months of reimbursement of COBRA coverage. In the case of performance-based RSUs, the termination without cause or resignation for good reason of a named executive officer would result in full acceleration of such award. These severance benefits are subject to (1) the individual entering into a customary separation agreement and release of claims in favor of the company, (2) a non-disparagement obligation, and (3) non-solicitation and no-hire obligations for a period of 12 months (for Mr. Parham) or 18 months (for Messrs. Baker, Patrizio and Pellegrini) following employment termination.

Benefits Upon Death and Disability

If the employment of a named executive officer had terminated on December 31, 2018 due to death or disability, the executive or his beneficiary would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2018 but not paid as of December 31, 2018.

If the employment of a named executive officer terminates due to his death, any stock options or RSUs that are unvested as of the date of his death will fully vest on such date and any options may be exercised by his estate or legal representative for a period of one year following such date, but not later than the expiration date of such stock options. If the employment of a named executive officer terminates due to disability, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months. In the case of performance-based RSUs, the death or disability of a named executive officer would result in full acceleration of such award.

Certain Defined Terms

For purposes of Mr. Glaser’s severance agreement, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure for a period of 30 days after written notice to perform the reasonable duties of his position (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, intended to result in substantial personal enrichment and that results in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in substantial, material harm to the company.

For purposes of the offer letters, the term “Cause” generally means conduct by the executive involving one or more the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) substantial and continuing failure after written notice to render services to the company in accordance with the terms and requirements of his employment (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, resulting in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in material harm to the company.

For purposes of the CIC Agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure to perform the reasonable duties of his position (other than due to illness or incapacity) for at least 30 days following written notice from the Board; (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of the executive and that results in substantial, material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, which violation results in substantial, material harm to the company.

For purposes of the equity award agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction or plea of no contest to a felony or misdemeanor involving moral turpitude; (2) indictment for a felony or misdemeanor involving moral turpitude under the federal securities laws; (3) substantial and continuing failure after written notice to render services to the company in accordance with the terms or requirements of the executive’s employment for reasons other than illness or incapacity; (4) willful misconduct or gross negligence; (5) fraud, embezzlement, theft, misrepresentation or dishonesty involving the company or any subsidiary, or willful violation of a policy or procedure of the company, resulting in any case in significant harm to the company; or (6) violation of any confidentiality or non-competition agreements with the company or its subsidiaries.

For purposes of Mr. Glaser’s severance agreement and the CIC Agreements, the term “Change in Control” generally means the occurrence of any of the following: (1) during any 24-month period, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any directors whose election or nomination for election was approved by a majority vote of the Incumbent Directors will be considered an Incumbent Director (but not any director who was initially elected or nominated as a result of an actual or threatened election contest or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board); or (2) any person is or becomes a beneficial owner of securities of the company representing 50% or more of the combined voting power of the company’s then outstanding securities eligible to vote for the election of the Board, excluding any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (3) below); or (3) a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the company or its subsidiaries that requires the approval of the company’s shareholders, unless immediately following such corporate transaction: (A) more than 50% of the total voting power of (x) the surviving corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by company voting securities that were outstanding immediately prior to such the corporate transaction (or, if applicable, is represented by shares into which such company voting securities were converted pursuant to such corporate transaction), and the voting power among the holders thereof is in substantially the same proportion as the voting power of such company voting securities among the holders thereof immediately prior to the corporate transaction, (B) no person is or becomes the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent corporation or surviving corporation and (C) at least half of the members of the board of directors of the parent corporation or surviving corporation following the corporate transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such corporate transaction (any corporate transaction which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or (4) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any person, or group of persons acquires or has acquired during a 12-month period assets from the company with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company. Under Mr. Glaser’s severance agreement, the transaction also must constitute a change in control within the meaning of Internal Revenue Code Section 409A in order to be considered a “Change in Control.”

For purposes of the equity award agreements, the term “Disability” generally means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

For purposes of Mr. Glaser’s severance agreement and the CIC Agreements and Messrs. Baker and Pellegrini’s, and, formerly, Mr. Patrizio’s, offer letters, the term “Good Reason” generally means the executive’s resignation within 30 days (or 60 days, for Mr. Glaser) after the expiration of any company cure period following the occurrence of one or more of the following, without his written consent: (1) a material reduction in the executive’s duties, authorities or responsibilities relative to the executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control; (2) a material reduction in the executive’s annual base compensation; (3) a material reduction in the executive’s annual target bonus opportunity; and (4) a material change in the geographic location at which the executive must perform services. The executive must first provide the company with written notice within 90 days of the event that the executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

In 2018, each director who was not an employee of RealNetworks was paid $8,750 per quarter for his or her services as a director. Non-employee directors were also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, including our standing committees and certain special committees, and (iii) $5,000 per quarter for serving as chairperson of the Audit Committee, $3,125 per quarter for serving as chairperson of the Compensation Committee and $2,500 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director was paid an additional retainer of $5,000 per quarter. Directors were also reimbursed for their reasonable expenses incurred in attending Board of Directors or committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan, a sub-plan administered under our 2005 Plan, a non-employee director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such director for the coming year in shares of our common stock. No director elected to receive shares in lieu of cash compensation for the most recently ended fiscal year. Our 2005 Plan provides that subject to any required adjustments under the terms of the 2005 Plan, during any twelve-month period, a non-employee director may be granted options or stock appreciation rights for up to a maximum of 650,000 shares of RealNetworks common stock, and up to a maximum of an additional 300,000 shares of RealNetworks common stock with respect to restricted stock, performance awards, restricted stock units, and other share-based awards denominated in shares under the 2005 Plan. In addition, a non-employee director may receive up to $1 million during any twelve-month period with respect to performance awards that are denominated in cash under the 2005 Plan.

Non-employee directors receive equity awards under the 2005 Plan on the third business day following each annual meeting of shareholders. The 2018 non-employee director equity awards consisted of (i) nonqualified stock options to purchase 15,000 shares of our common stock that, once vested, will remain exercisable for three years following the director’s separation from the Board or until the option’s earlier expiration, and (ii) RSUs valued at $45,000 on the grant date. These options and RSUs vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a director, with the RSU share distribution date occurring on the first anniversary of the grant date. Non-employee directors may make an annual irrevocable election to defer the RSU share distribution date to a date that is (i) five years following the RSU grant date, or (ii) concurrent with the Director’s separation from the Board. Our Board has adopted stock ownership guidelines applicable to non-employee directors designed to achieve long-term alignment between non-employee directors and our shareholders. Under these guidelines, each non-employee director is required to own a number of shares of our common stock equal to three times such director’s annual retainer fee within five years of service on the Board.

On October 4, 2018, our non-employee directors were each granted RSUs covering 16,403 shares and an option to purchase 15,000 shares of our common stock having an exercise price of $2.76 per share, which RSUs and options vest as described above.

On July 28, 2016, our Board approved revisions to the company’s Outside Director Compensation program to provide for compensation, in the form of RealNetworks options and restricted stock units awards, to any nonemployee director of RealNetworks who is appointed by the RealNetworks Board to serve, on behalf of RealNetworks and the Board, on the board of directors of an entity that is an affiliate or investee of RealNetworks. The annual equity awards to be granted as compensation for such RealNetworks-designated service, would be equal to the annual equity awards granted to nonemployee directors of RealNetworks as described above. Pursuant to these revisions, on October 22, 2018, the Board approved equity awards to compensate Mr. Slade for his service as a RealNetworks-designated director on the board of Rhapsody International, Inc., d/b/a Napster. RealNetworks owned approximately 42% of the issued and outstanding stock of Rhapsody International on December 31, 2018 and, accordingly, it is considered an affiliate of ours. The equity awards served as compensation to Mr. Slade for Rhapsody board service for the one-year period following October 22, 2018, and are reflected in the 2018 Director Compensation Table below and more specifically described in the footnotes that accompany the table.

While Mr. Glaser serves as our Chief Executive Officer, he will not receive compensation as a director. See the “Summary Compensation Table” for Mr. Glaser’s compensation for services provided as Chief Executive Officer in 2018.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)(2)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Bruce A. Jaffe(3)	49,000	45,000	12,779	—	106,779
Christopher R. Jones(4)	44,766	45,000	12,779	—	102,545
Dawn G. Lepore(5)	61,139	45,000	12,779	—	118,918
Janice Roberts(6)	65,036	45,000	12,779	—	122,815
Michael B. Slade(7)	44,000	90,000	22,873	—	156,873
Dominique Trempont(8)	95,395	45,000	12,779	—	153,174

(1)

The amounts reported in these columns reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted during the fiscal year pursuant to the 2005 Plan, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the director. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. As of December 31, 2018, the aggregate number of shares of RealNetworks common stock underlying outstanding option awards for each non-employee director was: 60,000 for Mr. Jaffe; 49,596 for Mr. Jones; 90,520 for Ms. Lepore; 109,270 for Ms. Roberts; 172,079 for Mr. Slade; and 109,791 for Mr. Trempont.

(2)

As of December 31, 2018, each of our non-employee directors held an outstanding RSU award covering 16,304 shares of RealNetworks common stock, except Mr. Slade, who held an outstanding RSU award covering 36,946 shares of RealNetworks common stock.

(3)	Mr. Jaffe served as a member of the Audit Committee for the entire year.

(4)	Mr. Jones served as a member of the Audit Committee for the entire year.

(5)	Ms. Lepore served as a member of the Compensation Committee and as Chair of the Nominating and Corporate Governance Committee for the entire year.

(6)	Ms. Roberts served as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee for the entire year.

(7)

Pursuant to the July 2016 revisions to our Outside Director Compensation program described above, on October 22, 2018, Mr. Slade was granted an option to purchase 15,000 shares of RealNetworks common stock with a per share exercise price of $2.18 and scheduled to vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a RealNetworks-designated director of Rhapsody, and RSUs covering 20,642 shares of RealNetworks common stock scheduled to vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a RealNetworks-designated director of Rhapsody, with the RSU share distribution date occurring on the first anniversary of the grant date.

(8)	Mr. Trempont served as Lead Independent Director, Chair of the Audit Committee, and as a member of the Compensation Committee for the entire year.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as more fully described below.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain executive officers critical to the long-term success of RealNetworks and the creation of shareholder value. Our executive compensation program links competitive levels of compensation to company performance as compared to performance goals to ensure accountability and to motivate executives to achieve a higher level of performance.

The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee regarding 2018 compensation in more detail. The Compensation Committee has implemented practices that it believes are indicative of its executive compensation philosophy and its desire to maintain good corporate governance, including:

•	Establishing executive compensation that is competitive and linked to both company and individual performance;

•	Providing for a substantial portion of executive compensation to be in the form of incentive compensation that is “at risk” and dependent upon RealNetworks’ business results;

•	Providing pay incentives that closely align the interests of executives with the long-term interests of our shareholders;

•	Formalizing an annual process to assess risks associated with our compensation policies and programs; and

•	Hiring independent compensation consultants to assist the Compensation Committee with its compensation decisions.

We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules as set forth in the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables. Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of RealNetworks, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in RealNetworks, Inc.’s proxy statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

As an advisory vote, this proposal is not binding on RealNetworks or its Board of Directors. However, the Board of Directors and its Compensation Committee, which is responsible for designing and administering RealNetworks’ executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the results of this vote when making future decisions regarding the compensation of our named executive officers. We currently plan to hold an advisory vote annually, so the next such shareholder advisory vote will occur at our 2020 annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2019, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the consolidated financial statements of RealNetworks since 1994, including performing audit services in connection with the audit of our consolidated financial statements for our most recently completed fiscal year. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2017 and 2018

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2017 and 2018, and fees billed for other services rendered by KPMG LLP.

	2017	2018
Audit Fees(1)	$863,000	$866,000
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$863,000	$866,000

(1)

Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2017 and 2018, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2017 and 2018 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory and other audits for subsidiaries of RealNetworks.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved all specified audit and non- audit services to be provided by KPMG LLP for up to twelve months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2017 and 2018, the Audit Committee approved all services and fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2018, and the notes thereto.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2018 with management and has discussed those matters required by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2018 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee of the Board of Directors

Dominique Trempont, Chair

Bruce A. Jaffe

Christopher R. Jones

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

September 20, 2019

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2018 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS

AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO: REALNETWORKS, INC.

ATTN: INVESTOR RELATIONS

1501 FIRST AVENUE SOUTH, SUITE 600

SEATTLE, WASHINGTON 98134

DIRECTIONS TO THE REALNETWORKS, INC. 2019 ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of Shareholders will be held on October 31, 2019 at 10:00 p.m. Pacific Time at:

Home Plate Center Building

1501 First Avenue South

6th Floor

Seattle, Washington 98134

From Bellevue/Redmond (Eastside):

•	Take I-90 West

•	Take the 4th Avenue South Exit

•	Keep left at the fork, follow signs for Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From West Seattle:

•	Head south on California Avenue Southwest toward Southwest Dakota Street

•	Take the 1st left onto SW Dakota St

•	Turn right onto 35th Avenue Southwest

•	Turn left onto West Seattle Bridge

•	Take the 1st Avenue South exit

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your left

From the North (Everett/Lynwood):

•	Follow signs for Interstate 5 South/Tacoma/Portland

•	Keep right at the fork, follow signs for 4th Avenue South

•	Keep left at the fork, follow signs for Edgar Martinez Drive

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From the South (Airport/Tacoma):

•	Head North on International Blvd towards 180th Street

•	Slight right onto the Washington 518 East ramp to Interstate 405/Interstate 5/Renton

•	Merge onto WA-518 East

•	Take the Interstate 5 North exit on the left toward Seattle

•	Merge onto I-5 North

•	Take exit 164B for Edgar Martinez Drive South

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Pacific Time, on October 30, 2019.

Online Go to www.envisionreports.com/RNWK or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/RNWK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:			+
		For	Withhold
	01 - Christopher R. Jones	☐	☐

	02 - Dawn G. Lepore	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Non-binding advisory vote on executive compensation.	☐	☐	☐	3.	Ratification of KPMG LLC as independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎	1 U P X	+

034EOA

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/RNWK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2019 Annual Meeting of Shareholders

1501 First Avenue South, Seattle, Washington 98134

Proxy Solicited by Board of Directors for Annual Meeting - October 31, 2019

Robert Glaser and Michael Parham, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RealNetworks, Inc. to be held on October 31, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominated directors, FOR Proposal 2, and FOR Proposal 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

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